Exhibit (a)(11)
TENTH AMENDMENT DATED JUNE 24, 2010
TO JANUS ASPEN SERIES’
AMENDED AND RESTATED TRUST INSTRUMENT
DATED MARCH 18, 2003
AND AMENDED DECEMBER 29, 2005
Pursuant to authority granted by the Trustees, Schedule A of the Amended and Restated Trust Instrument, as amended, is further amended effective July 1, 2010, as follows, to reflect the name change of Modular Portfolio Construction Portfolio to Dynamic Allocation Portfolio.
SCHEDULE A

Series of the Trust	Available Classes
Balanced Portfolio	Institutional Shares Service Shares

Enterprise Portfolio	Institutional Shares Service Shares

Flexible Bond Portfolio	Institutional Shares Service Shares

Forty Portfolio	Institutional Shares Service Shares

Global Technology Portfolio	Institutional Shares Service Shares Service II Shares

Overseas Portfolio	Institutional Shares Service Shares Service II Shares

Janus Portfolio	Institutional Shares Service Shares

Janus Aspen Perkins Mid Cap Value Portfolio	Institutional Shares Service Shares

Dynamic Allocation Portfolio	Service Shares

Worldwide Portfolio	Institutional Shares Service Shares Service II Shares
[SEAL]